Exhibit 99.1
Encore Acquisition Company Announces Third Quarter
Operating Results, Authorizes a $40 Million Stock
Repurchase Program, and Reiterates 2009 Hedging Plan
FORT WORTH, Texas – (BUSINESS WIRE) – October 15, 2008 — Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited third quarter 2008 operating results and announced that its Board of Directors has authorized a stock repurchase program.
Having completed a previously authorized $50 million stock repurchase program during the third quarter of 2008, the Company’s Board of Directors authorized the repurchase of an additional $40 million of the Company’s common stock. The shares may be repurchased from time to time in the open market or through privately negotiated transactions. The repurchase program is subject to business and market conditions, and may be suspended or discontinued at any time.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “Our Company will be in a unique position for 2009 as we should accomplish production growth, expand our acreage position in the highly successful Bakken, and repurchase $40 million of common stock all within our internally generated cash flows. Our long-lived reserve base, stable production profile, and 2009 hedging position puts us in a unique position to take advantage of this volatile market. As we refine our 2009 capital budget, it is comforting to know our strong hedging positions allow us flexibility, as our 2009 cash flows will be sufficient to fund our capital budget at prices as low as $50 per barrel.” Mr. Brumley went on to state, “To the extent we sell some of our low growth properties as previously announced, we will use the proceeds to retire debt below current levels and further strengthen an already strong balance sheet.”
The Company has executed a hedge plan that protects over 95 percent of its estimated oil production for 2009. The hedges include floors at $110.00 per barrel (“Bbl”) for 11,630 barrels of oil per day (“BOPD”), swaps at $86.21 per Bbl for 6,000 BOPD, and floors at $80.00 per Bbl for 8,000 BOPD. The counterparties to these hedges are a diverse group comprising eleven institutions, all of which are rated A- or better by Standard & Poor’s and/or Fitch with the majority rated AA- or better.
Third Quarter 2008 Operating Results

Production volumes were 39,617 barrels of oil equivalent (“BOE”) per day in the third quarter of 2008, which exceeded the high-end of the Company’s previously announced production guidance. The production volumes were comprised of 26,975 barrels of oil per day and 75,847 Mcf of natural gas per day.
Ben Nivens, Encore’s Chief Operating Officer and Senior Vice President, stated, “I would like to thank the dedicated Encore employees who have kept Encore on track and worked hard to exceed the high-end of production guidance.”
The Company’s NYMEX oil differential stayed tight in the third quarter of 2008 at $10.46 per Bbl. The average NYMEX oil price was $118.67 per Bbl in the third quarter of 2008. As a percentage of NYMEX, the Company’s NYMEX oil differential was 8.8 percent in the third quarter of 2008. The Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, was $108.21 per Bbl during the third quarter of 2008.
The Company’s NYMEX natural gas differential for the third quarter of 2008 was $0.70 per Mcf. The average NYMEX natural gas price was $10.27 per Mcf in the third quarter of 2008. As a percentage of NYMEX, the Company’s NYMEX natural gas differential was 6.8 percent in the third quarter of 2008. The Company’s average wellhead natural gas price, which represents the net price the Company receives for its natural gas production, was $9.57 per Mcf for the third quarter of 2008.
Encore drilled 80 gross wells (30.5 net) during the third quarter of 2008, of which 77 gross wells (29.3 net) were successful. The following table summarizes costs incurred related to oil and natural gas properties for the third quarter of 2008:

Qtr Ended Sep 30,
2008
(in thousands)
Acquisitions:
Proved properties	$8,725
Unproved properties	61,275
Asset retirement obligations	30

Total acquisitions	70,030

Development:
Drilling and exploitation	116,376
Asset retirement obligations	125

Total development	116,501

Exploration:
Drilling	68,734
Geological and seismic	1,069
Delay rentals	157

Total exploration	69,960

Total costs incurred	$256,491

Liquidity Update

At September 30, 2008, the Company’s long-term debt was $1.2 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $622.9 million of outstanding borrowings under revolving credit facilities due March 7, 2012.
The amount outstanding on revolving credit facilities increased $75.9 million during the third quarter of 2008, primarily as a result of exercising a preferential right for proved production and Haynesville acreage, tax payments to the Internal Revenue Service, and hedge premiums for 2009. The Company’s borrowing base is $1.1 billion for Encore Acquisition Company and $240 million for Encore Energy Partners. At September 30, 2008, the Company had availability under its revolving credit facilities of $617.1 million for Encore Acquisition Company and $99.9 million for Encore Energy Partners.
The syndicate of lenders underwriting Encore Acquisition Company’s facility will comprise 30 banking and other financial institutions, and the syndicate of lenders underwriting Encore Energy Partner’s facility will comprise 13 banking and other financial institutions, both after taking into consideration all recently announced mergers and acquisitions within the financial services industry. None of the lenders are underwriting more than eight percent of the respective total commitment. The Company feels the large number of lenders, the relatively small percentage participation of each, and the relatively high level of availability under each facility provides adequate diversity and flexibility should further consolidation occur within the financial services industry.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, drilling plans and expectations, production growth, acreage positions, the benefits and size of the stock repurchase program, property dispositions and the use of proceeds therefrom, debt levels, ability to take advantage of bargains in the markets, ability to fund planned expenditures with internally generated cash flows, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties, and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the risk of counterparty nonperformance); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air injection program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the equity and debt markets; uncertainties with respect to asset sales; general economic and business conditions, including the effects of a domestic and global recession on the demand for oil and natural gas; industry trends; and other factors detailed in Encore’s 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth

Bob Reeves, Chief Financial Officer	Diane Weaver, Investor Relations
817-339-0918	817-339-0803
rcreeves@encoreacq.com	dweaver@encoreacq.com